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                                                                     EXHIBIT 2.2
                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

        THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this "First Amendment") is made on September 30, 1999, among Michael Bianco, James A. Courtney, Howard Diamond, Tracy-Gabriel Irrevocable Trust dated December 17, 1997, Phil Jenkins, Trustee, Joshua H. Pokempner and William E. Taylor, Colorbok Paper Products, Inc., a Michigan corporation (the "Company"), and JAKKS Pacific, Inc., a Delaware corporation ("JAKKS").

                                    RECITALS

        A. The parties hereto entered into a Stock Purchase Agreement dated as of September 22, 1999 (the "Agreement"), pursuant to which JAKKS agreed to purchase all of the capital stock of the Company.

        B. The parties desire to amend certain provisions of and Schedules to the Agreement in accordance with this First Amendment.

        THEREFORE, the parties agree as follows:

        1. Section 11.1(e) is hereby amended and restated to read in its entirety as follows:

                "(e) any transaction, event or circumstance to the extent relating to the Divested Business, whether occurring or existing before, at or after the Closing, or to the extent relating to the Divestiture."

        2. Schedule 2.2 of the Agreement is hereby amended to read in its entirety as set forth on Exhibit A attached hereto.

        3. Schedule 6.3 of the Agreement is hereby amended to read in its entirety as set forth on Exhibit B attached hereto.

        4.      The Stock Purchase Agreement is hereby amended to add a new
Section 9.15 to read in its entirety as follows:

                9.15 From and after the Closing Date, JAKKS will not permit the Company to write any checks or make any withdrawals on any accounts of the Company with the Bank existing at or prior to the Closing Date to the extent that such checks or withdrawals would cause an overdraft on any such accounts. Promptly after the delivery of the HSR Fulfillment Notice (as defined in the Escrow Agreement dated as of the date hereof among JAKKS, the Shareholders' Agent and Bank One Trust Company, NA, as escrow agent thereunder) to the Escrow Agent thereunder, JAKKS will cause the Company to deliver to the Bank documentation (including without limitation signature cards with standard corporate resolutions) reasonably necessary to evidence a change in control of such accounts to JAKKS.

        5. The Agreement shall not be amended or otherwise modified except as set forth in this First Amendment. Except as expressly amended by this First Amendment, the Agreement is hereby ratified and confirmed and shall remain in full force and effect.


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        IN WITNESS WHEREOF, the parties have executed this First Amendment on the date first above written.

COLORBOK PAPER PRODUCTS, INC.               JAKKS PACIFIC, INC.

By: /s/ WILLIAM E. TAYLOR                   By: /s/ JOEL M. BENNETT
   -----------------------------               ---------------------------------
   Name:  William E. Taylor                    Name:  Joel M. Bennett
   Title: Chief Executive Officer              Title:  Chief Financial Officer


/s/ MICHAEL BIANCO
--------------------------------
Michael Bianco


/s/ JAMES A. COURTNEY
--------------------------------
James A. Courtney


/s/ HOWARD DIAMOND
--------------------------------
Howard Diamond


TRACY-GABRIEL IRREVOCABLE
TRUST DATED DECEMBER 17, 1997

By: /s/ PHIL JENKINS
   -----------------------------
        Phil Jenkins, Trustee


/s/ JOSHUA H. POKEMPNER
--------------------------------
Joshua H. Pokempner, individually
 and as Agent


/s/ WILLIAM E. TAYLOR
--------------------------------
William E. Taylor

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